Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Nuvim, Inc.’s Amendment No. 7 Registration Statement on Form SB-2 (File No. 333-120938) our report dated February 22, 2005 (May 3, 2005 as to Note 19B) relating to the financial statements of NuVim, Inc. as of and for each of the two years in the period ended December 31, 2004, which are contained in that Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WITHUMSMITH+BROWN, P.C.
Flemington, New Jersey
June 17, 2005